Exhibit 5.1

Forbes Hare LLP

5 King’s Bench Walk

Temple, London EC4Y 7DN

United Kingdom

E: Our Ref: Your Ref:	Karen.Gilbert@forbeshare.com 4569.19 Reference

Portage Biotech Inc.
Clarence Thomas Building,
Road Town, Tortola,
British Virgin Islands

3 October 2023

Dear Sirs

Portage Biotech Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with (i) the issuance and sale of 1,970,000 ordinary shares of the Company, without par value (the “Shares”) and pre-funded warrants to purchase up to an aggregate of 1,187,895 ordinary shares of the Company (together, the “Pre-Funded Warrants” and the ordinary shares issuable upon the exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), in each case, pursuant to the terms of the Securities Purchase Agreement, dated as of 29 September 2023 (the “Agreement”), between the Company and the purchaser named therein (the “Purchaser”). The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are referred to herein as the “Securities.” The Securities have been registered pursuant to a Registration Statement on Form F-3, File No. 333-253468, (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") on 24 February 2021 (and declared effective on 8 March 2021), as supplemented by the prospectus supplement dated 29 September 2023 (the “Prospectus Supplement”), relating to the offer and sale of the Securities (as so supplemented and amended, the “Prospectus”). This opinion letter is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents:

Forbes Hare LLP is a limited liability partnership established in England with number OC380080	Page 1 of 5

1.1.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 2 October 2023 including:

a)	the Company’s Certificate of Incorporation; and

b)	the Company’s amended and restated Memorandum and Articles of Association.

1.2.	A certificate of good standing dated 2 October 2023 issued by the Registrar of Corporate Affairs, with respect to the Company (the “Certificate of Good Standing”).

1.3.	A Registered Agent’s Certificate dated 2 October 2023 issued by FH Corporate Services Ltd., the Company’s registered agent (the “Registered Agent’s Certificate").

1.4.	A Director’s Certificate dated 2 October 2023 (the "Director’s Certificate")

1.5.	The records of proceedings on file with and available for inspection on 2 October 2023 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.6.	The written resolutions of the board of directors of the Company passed on 29 September 2023 (the “Resolutions”).

1.7.	The Agreement.

1.8.	The Pre-Funded Warrants.

1.9.	The Prospectus Supplement.

2.	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate, the Certificate of Good Standing and the Director’s Certificate and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4.	The Pre-Funded Warrants are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under the laws of the State of New York (the “Governing Law”) and all other relevant laws, other than the laws of the British Virgin Islands.

2.5.	The power, authority and legal right of all parties under all relevant laws and regulations other than, with respect to the Company, the laws of the British Virgin Islands to execute, deliver and perform their respective obligations under the Pre-Funded Warrants.

2.6.	The Pre-Funded Warrants have been executed and unconditionally delivered by the Company’s Chief Executive Officer or the Company’s Chief Financial Officer.

2.7.	The Resolutions remain in full force and effect and have not been revoked.

2.8.	That the Company is not conducting a "regulated activity" under a "financial services enactment" as defined under the Regulatory Code, 2009 (as amended).

2.9.	That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).

2.10.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a company limited by shares and registered under the BVI Business Companies Act “2020 Revision”, as amended (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3.	Each of the Shares will, when issued by the Company against payment in full of the consideration, in accordance with the terms set out in the Agreement and duly registered in the Company’s register of members (shareholders), be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

3.4.	Each of the Pre-Funded Warrants will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms under British Virgin Islands law. Each of the Pre-Funded Warrant Shares will, when issued by the Company upon receipt of appropriate payment or other satisfaction of the related exercise price in accordance with such terms and conditions of the Pre-Funded Warrants and duly registered in the Company’s register of members (shareholders), be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Pre-Funded Warrant Shares).

4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	The term "enforceable" as used in this opinion means that the obligations assumed by the Company under the Pre-Funded Warrants are of a type which the courts will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

a)	enforcement of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

b)	enforcement of obligations may be limited by general principles of equity. For example, equitable remedies such as specific performance or injunction may not be available, inter alia, where damages are considered by the courts of the British Virgin Islands to be an adequate remedy;

c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

f)	obligations to make payments that may be regarded as penal in nature will not be enforceable in the British Virgin Islands;

g)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Pre-Funded Warrants in matters where they determine that such proceedings may be tried in a more appropriate forum; and

h)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power. There exists doubt as to enforceability of any provision whereby the Company covenants not to exercise powers specifically given to its shareholders by the Act.

4.2.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.4.	We make no comment with regard to the references to foreign statutes in the Agreement and the Pre-Funded Warrants.

4.5.	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5.	Consents

In connection with the above opinion, we hereby consent:

1.1	To the use of our name in the Prospectus Supplement under the caption “Legal Matters”; and

1.2	To the filing of this opinion as an exhibit to the Company’s report on Form 6-K, filed on 3 October 2023.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare

Forbes Hare LLP